                             SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                         of 1934 (Amendment No.     )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to (S)240.14a-12

                       ProVantage Health Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [x]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

               ------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

               ------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               ------------------------------------------------------------

          5)   Total fee paid:

               ------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               ------------------------------------------------------------
          2)   Form, Schedule or Registration Statement No.:

               ------------------------------------------------------------
          3)   Filing Party:

               ------------------------------------------------------------
          4)   Date Filed:

               ------------------------------------------------------------
MW408523_1.DOC

                       PROVANTAGE HEALTH SERVICES, INC.

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2000

To The Stockholders of ProVantage Health Services, Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of ProVantage Health Services, Inc. will be held on Tuesday, May 23, 2000 at 10:00 a.m., Wisconsin time, at the Radisson Inn--Green Bay, 2040 Airport Drive, Green Bay, Wisconsin 54313, for the following purposes:

     (1) To elect two directors of the Company to serve for three-year terms;

     (2) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 3, 2001; and

     (3) To transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on March 31, 2000 are entitled to one vote for each share held of record at that time.

   IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          Patricia A. Nussle
                                          Secretary

April 19, 2000

                       PROVANTAGE HEALTH SERVICES, INC.

                          N19 W24130 RIVERWOOD DRIVE
                           WAUKESHA, WISCONSIN 53188

                                PROXY STATEMENT

   This proxy statement is furnished for solicitation by the Board of Directors of ProVantage Health Services, Inc. (the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 23, 2000 at 10:00 a.m., Wisconsin time, at the Radisson Inn--Green Bay, 2040 Airport Drive, Green Bay, Wisconsin 54313, and at any adjournment of that meeting.

   A stockholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

   This proxy statement and accompanying form of proxy will be first mailed or given to stockholders on or about April 19, 2000.

   The Company's Common Stock, $0.01 par value (the "Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on March 31, 2000 are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 18,150,000 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions will be treated as votes against matters considered at the Annual Meeting. Broker non-votes will not be counted as present and entitled to vote on any matter at the Annual Meeting.

                                    ITEM 1
                             ELECTION OF DIRECTORS

   Pursuant to the Company's Restated Certificate of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Jeffrey A. Jones and Terry R. Thompson are nominated to serve three-year terms expiring at the 2003 Annual Meeting of Stockholders.

Vote Requirement to Elect Nominees; Board Recommendation

   Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the two directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast.

   The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Jones and Thompson are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of January 29, 2000, concerning Messrs. Jones and Thompson and the four directors of the Company whose terms of office will continue after the Annual Meeting:

                           Nominees for Election as
                      Directors for Terms Expiring at the
                            Annual Meeting in 2003

   Jeffrey A. Jones; 52; director of the Company since July, 1999; he has been the President and Chief Executive Officer of the Company since July, 1999; Executive Vice President and Chief Operating Officer from November, 1997 to July, 1999; prior thereto, he served as the Senior Vice President and Chief Financial Officer of ShopKo Stores, Inc. from November, 1993 to August, 1998. Mr. Jones had 11 years of executive and chief financial officer experience and 11 years of experience with Arthur Andersen & Co. Mr. Jones is a director and the chairman-elect of Pharmacy Care Management Association and a director of Boys and Girls Club of Green Bay.

   Terry R. Thompson; 42; director of the Company since August, 1999; he has been the Chairman and Chief Executive Officer of Medical Logistics, a provider of transportation and logistics service to institutional pharmacies, drug wholesalers, clinical laboratories and other health care entities, since March, 1997; prior thereto, Mr. Thompson served as the Executive Vice President, Business Operations and a director of Merit Behavioral Care Corporation, Inc., a provider of specialty outpatient clinics, from September, 1996 to March, 1997. Prior to joining Merit, Mr. Thompson had been employed by Merck & Co. and its affiliates since 1990, where he served as Executive Vice President of Operations for Merck-Medco Managed Care, LLC, as well as President of its subsidiary companies Paid Prescriptions, National Pharmacies and National Rx Services.

                      Directors Whose Terms Expire at the
                            Annual Meeting in 2001

   Jeffrey C. Girard; 52; director of the Company since July, 1999; he has been a director of ShopKo since June, 1991 and the President of Girard & Co. of Minneapolis, Minnesota, a private consulting company, and an Adjunct Professor at the Carlson School of Management, University of Minnesota since 1997; Executive Vice President and Chief Financial Officer of Supervalu Inc. from October, 1992 to July, 1997; prior thereto, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation and Senior Vice President and Chief Financial Officer of Supervalu.

   Gregory H. Wolf; 43; director of the Company since July, 1999; he has been a director of ShopKo since November, 1998 and Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services, since January, 2000; prior thereto, he served as an officer of Humana, Inc., a provider of managed healthcare products and services, from October, 1995 to August, 1999, having first served as Senior Vice President of Sales and Marketing; as Chief Operating Officer from July, 1996 to September, 1996; as President from September, 1996 through November, 1997; and as President, Chief Executive Officer and Director from December, 1997 to August, 1999. Prior to joining Humana, Mr. Wolf had been employed by EMPHESYS Financial Group, Inc. and its affiliates since 1988, where he most recently served as President. In October, 1995, EMPHESYS was acquired by Humana. Mr. Wolf is also a director of InSystems Technologies and Shreyer Honors College and Institute for Innovation in Learning and a national trustee for the Boys and Girls Clubs of America.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2002

   Dale P. Kramer; 60; director of the Company since January, 1998; Chairman of the Board of the Company from January, 1998 to March, 2000 and he has been a director of ShopKo since August, 1991, Chairman of the Board of ShopKo from July, 1997 to March, 2000, President and Chief Executive Officer of ShopKo from February, 1991 to March, 1999; prior thereto, he served as ShopKo's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by ShopKo in various other positions since 1971.

   William J. Podany; 53; director of the Company since July, 1999; he has been the Chairman of the Board of the Company since March, 2000, Chairman of the Board of ShopKo since March, 2000, and President and Chief Executive Officer of ShopKo since March, 1999, and a director of ShopKo since July, 1997. He was President and Chief Operating Officer of ShopKo's retail stores from November, 1997 to March, 1999, and was Executive Vice President of ShopKo from November, 1994 to March, 1999. From 1992 to 1994, Mr. Podany was Executive Vice President-Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978.

Board of Directors Meetings and Committees

   The Board of Directors held three meetings and acted by consent 11 times in the fiscal year ended January 29, 2000. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member held during the period for which he was a director.

   The Board has three standing committees: the Compensation Committee, the Executive Committee and the Audit Committee. The Board does not have a standing nominating committee.

   The Compensation Committee is currently comprised of Messrs. Kramer (Chairman), Girard and Wolf. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation Committee approves the (i) compensation of all corporate officers, (ii) grant of awards under the Company's compensation and benefit plans and (iii) adoption of and changes in major corporate compensation policies and practices, and reports its recommendations to the full Board of Directors for approval and to authorize action. The Compensation Committee met one time in the fiscal year ended January 29, 2000.

   The Audit Committee is currently comprised of Messrs. Girard (Chairman) and Thompson. The duties of the Audit Committee are to recommend to the full Board of Directors the selection of independent certified public accountants, to audit annually the financial statements of the Company, to review the activities and the reports of the independent certified public accountants and to report the results of such review to the full Board of Directors. The Audit Committee also monitors the internal controls of the Company. The Audit Committee met one time in the fiscal year ended January 29, 2000.

Director Compensation

   Each director who is not an employee of the Company or ShopKo receives an annual retainer fee of $10,000, a fee of $1,000 for each board meeting in which the director participates, and a fee of $1,000 for each committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

   The Company's 1999 Stock Incentive Plan authorizes various stock incentive awards to non-employee directors. Messrs. Kramer, Wolf and Girard were granted options to purchase 4,762 shares of Common Stock, and Mr. Podany was granted an option to purchase 11,905 shares of Common Stock, at $18.00 per share on July 19, 1999. Additionally, on August 16, 1999, Mr. Thompson was granted an option to purchase 4,762 shares of Common Stock at $12.125 per share.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, and information regarding the beneficial ownership of shares of the Common Stock and shares of ShopKo common stock by (i) each director of the Company, (ii) the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, and (iii) the directors and executive officers of the Company as a group (11 persons). Except as otherwise noted, information with respect to directors and executive officers is as of January 29, 2000.

                              ProVantage Common Stock     ShopKo Common Stock
                             ------------------------- -------------------------
                             Amount and Nature         Amount and Nature
          Name of              of Beneficial             of Beneficial
     Beneficial Owner          Ownership(1)    Percent  Ownership(2)(4)  Percent
     ----------------        ----------------- ------- ----------------- -------
ShopKo Stores, Inc. (3)....     11,710,000      64.5%           --         --
 700 Pilgrim Way
 Green Bay, Wisconsin 54304
Dale P. Kramer.............          8,150         *        370,000       1.22%
William J. Podany..........              0         *        113,000          *
Jeffrey C. Girard..........          1,630         *          4,000          *
Gregory H. Wolf............          4,890         *          5,000          *
Terry R. Thompson..........              0         *              0          *
Jeffrey A. Jones...........          1,730         *         76,000          *
Glen C. Laschober..........            480         *          8,000          *
Peter F. Hoffman...........            100         *          1,200          *
Joseph A. Coffini..........          3,400         *            555          *
George M. Barlow...........            210(5)      *            800          *
All directors and executive
 officers as a group
 (11 persons)..............         20,790         *        578,480        1.9%

--------
  *Less than 1%
(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Kramer--280,000 shares; Mr. Podany--88,000 shares; Mr. Girard--3,000 shares; Mr. Jones--76,000 shares; Mr. Laschober--8,000 shares; Dr. Hoffman--1,200 shares; Mr. Coffini--480 shares; and Mr. Barlow--800 shares.
(3) Based on Schedule 13G filed on February 14, 2000. According to this filing, ShopKo Stores, Inc., through its wholly-owned subsidiary ShopKo Holdings, Inc., has sole voting power and sole dispositive power with respect to all 11,710,000 shares.
(4) The number of shares shown does not reflect funds from ShopKo's Profit Sharing and 401(k) Plans invested in ShopKo common stock through the ShopKo Stock Fund. As of January 29, 2000, the approximate ShopKo Stock Fund account balances were as follows: Mr. Kramer--$204,877; Mr. Podany-- $63,704; Mr. Jones--$13,237; and Mr. Coffini--$24,414.
(5) Includes 105 shares held by Mr. Barlow's wife.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

   Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons, with the exception of Mr. Jones who reported one transaction late.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last two fiscal years to the Company's Chief Executive Officer and its other four most highly compensated executive officers:

                                                                Long Term
                                    Annual Compensation    Compensation Awards
                                  ----------------------- ---------------------
   Name and Principal                                     Securities Underlying    All Other
        Position         Year (1) Salary ($) Bonus ($)(2)    Options/SARs(#)    Compensation ($)
   ------------------    -------- ---------- ------------ --------------------- ----------------
Jeffrey A. Jones........   1999    360,150     234,098           103,000             79,989(3)
  President and Chief      1998    340,000     255,000                 0            232,030
   Executive
  Officer
Glen C. Laschober.......   1999    200,227      91,103            38,850             23,643(4)
  Executive Vice
   President, Health       1998    192,115      67,240                 0              5,284
  Benefit Management
Peter F. Hoffman........   1999    170,926      70,241            24,600                174(6)
  Senior Vice President,   1998    163,000      40,750             3,000(5)          38,750
  Chief Medical Officer
Joseph A. Coffini.......   1999    161,163      66,346            24,600             11,016(7)
  Senior Vice President,   1998    152,696      30,539                 0             73,686
   Business
  Development and
   Marketing
George M. Barlow........   1999    172,385      71,370            24,600              7,634(8)
  Senior Vice President,   1998    150,000      30,000             2,000(5)           6,275
   Healthcare
  Information Technology

--------
(1) Refers to fiscal years ended on the following dates: 1998: January 30, 1999; and 1999: January 29, 2000.
(2) Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company's Executive Incentive Plan although all or a portion of the bonus may have been paid during the subsequent fiscal year.
(3) "All Other Compensation" for Mr. Jones includes the following: ProVantage-paid portion of individual life insurance policy: $174; 401(k) ProVantage match: $4,906; ShopKo profit sharing plan contributions: $37,244; relocation expenses and associated tax adjustments: $24,165; and car allowance: $13,500.
(4) "All Other Compensation" for Mr. Laschober includes the following:
    ProVantage-paid portion of individual life insurance policy: $174; 401(k) ProVantage match: $5,018; ShopKo profit sharing plan contributions: $6,451; and car allowance: $12,000.
(5) The securities referenced are options to purchase shares of ShopKo's common stock.
(6) "All Other Compensation" for Dr. Hoffman consists of ProVantage-paid portion of individual life insurance policy: $174.
(7) "All Other Compensation" for Mr. Coffini includes the following:
    ProVantage-paid portion of individual life insurance policy: $174; and ShopKo profit sharing plan contributions: $10,842.
(8) "All Other Compensation" for Mr. Barlow includes the following: ProVantage-paid portion of individual life insurance policy: $174; 401(k) ProVantage match: $4,569; and relocation expenses and associated tax adjustments:
    $2,891.

Option Grants Table

   The following table sets forth information about stock option grants during the fiscal year ended January 29, 2000 to the Company's Chief Executive Officer and its other four most highly compensated executive officers.

                                                                             Potential
                                                                            Realizable
                                                                         Value at Assumed
                                                                              Annual
                                                                          Rates of Stock
                                                                               Price
                                                                         Appreciation For
                                     Individual Grants(1)                   Option Term
                         ---------------------------------------------- -------------------
                          Number of    % of Total
                          Securities  Options/SARs Exercise
                          Underlying   Granted to  or Base
                         Options/SARs Employees in   Price   Expiration
Name                      Granted (#) Fiscal Year  ($/Share)    Date     5% ($)    10% ($)
----                     ------------ ------------ --------  ---------- --------- ---------
Jeffrey A. Jones........   103,000        21.6      18.00       2009    1,165,970 2,954,799
Glen C. Laschober.......    38,850         8.2      18.00       2009      439,786 1,114,504
Peter F. Hoffman........    24,600         5.2      18.00       2009      278,475   705,709
Joseph A. Coffini.......    24,600         5.2      18.00       2009      278,475   705,709
George M. Barlow........    24,600         5.2      18.00       2009      278,475   705,709

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------
(1) Forty percent (40%) of these stock options vest and become exercisable on the second anniversary of the date of grant, with an additional twenty percent (20%) of the options vesting and becoming exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a "change of control" of the Company, as defined in the Company's 1999 Stock Incentive Plan.

Option Exercise and Fiscal Year End Value Table

   The following table sets forth information with respect to our chief executive officer and our four other most highly compensated executive officers concerning stock options that were exercised during the last fiscal year and the number and value of options outstanding on January 29, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                       Number of Securities
                                                      Underlying Unexercised        Value of Unexercised
                           Shares                     Options/SARs at Fiscal      In-the-Money Options/SARs
                         Acquired on                        Year-End (#)           at Fiscal Year-End ($)
                          Exercise      Value     ------------------------------- -------------------------
Name                       (#)(1)    Realized ($) Exercisable(1) Unexercisable(2) Exercisable Unexercisable
----                     ----------- ------------ -------------- ---------------- ----------- -------------
Jeffrey A. Jones........        0            0        76,000         136,000        213,500      23,625
Glen C. Laschober.......    6,000      134,970         8,000          59,850          4,470      13,410
Peter F. Hoffman........        0            0             0          27,600              0           0
Joseph A. Coffini.......   10,200      199,974           480          25,320              0           0
George M. Barlow........        0            0             0          26,600              0           0

--------
(1) The securities referenced are shares of ShopKo's common stock.
(2) Includes shares underlying options to purchase ShopKo common stock as follows: Mr. Jones--33,000; Mr. Laschober--21,000; Dr. Hoffman--3,000; Mr. Coffini--720; and Mr. Barlow--2,000.

Indemnification of Directors and Officers

   The Company's amended and restated bylaws provide for the indemnification, or reimbursement for losses and expenses incurred in litigation relating to corporate affairs, of the Company's directors and officers to the full extent permitted by the Delaware General Corporation Law. The Company has entered into agreements to indemnify, or reimburse, its directors and certain officers, in addition to the indemnification provided for in the amended and restated bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by Delaware law for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses, including attorneys' fees, incurred by such person in any action or proceeding, including any action by or in the Company's right, on account of services as one of its directors or officers. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Change of Control Severance Agreements

   The Company has entered into change of control severance agreements with certain of its officers, including Messrs. Jones, Laschober, Hoffman, Barlow and Coffini. The severance agreements provide that, if, within two years after a "change of control," as defined below, the Company terminates the individual's employment other than for "cause," as defined below, or disability, or the individual terminates the individual's employment for "good reason," as defined below, then the individual will be entitled to a lump-sum cash payment equal to a multiple of one, one and one-half or two times the individual's annual base salary, plus a multiple of one, one and one-half or two times the lesser of (A) the individual's average annual bonus for the three fiscal years immediately preceding the date of termination or (B) the average of the individual's annual bonus "norm" for the three fiscal years immediately preceding the date of termination. The multiple referred to in this paragraph is two for Mr. Jones and one and one-half for Messrs. Laschober, Hoffman, Barlow and Coffini. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, one and one-half or two year period after the date of termination. The severance agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code, the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

   A "change of control" is defined in the severance agreements as occurring if:

  . the incumbent directors or their permitted successors cease to constitute at least a majority of the Company's Board of Directors,

  . the Company's stockholders approve certain mergers, consolidations, liquidations, dissolutions or reorganizations of the Company, or

  . the Company's stockholders approve a complete liquidation or dissolution of the Company.

   For purposes of the severance agreements, "cause" means:

  . personal dishonesty by the individual intended to result in his or her substantial personal enrichment at the Company's expense,

  . repeated, willful violations by the individual of his or her obligation to devote reasonable time and efforts to carry out his or her responsibilities to the Company, or

  . the conviction of the individual of a felony.

   "Good reason" as used in the severance agreements means any materially adverse reduction of the individual's authority, responsibilities or compensation, excluding for this purpose specified actions by the Company not taken in bad faith and which are promptly remedied by the Company upon receipt of notice, or any required relocation of the individual to a place of business more than 50 miles from where the individual works at the time of the change of control.

Other Compensation

   The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended January 29, 2000, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current SEC rules for each person named in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

   Prior to the Company's initial public offering, the compensation of the Company's executive officers was determined by ShopKo's compensation committee. The compensation committee consists of Messrs. Kramer, Girard and Wolf. All of these individuals are members of ShopKo's board of directors. Mr. Kramer is ShopKo's former chairman of the board, president and chief executive officer. The Company is a party to various agreements with ShopKo. Additionally, ShopKo was the Company's sole stockholder prior to the Company's initial public offering, and owns a substantial majority of the Company's Common Stock. See "Relationship with ShopKo."

                     REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee was established after completion of the Company's initial public offering in July 1999. The Compensation Committee consists of Messrs. Kramer (Chairman), Girard and Wolf, none of whom are employees of the Company. The Compensation Committee is responsible for making recommendations to the Board concerning the compensation levels of the executive officers of the Company. The Compensation Committee also administers the Company's 1999 Stock Incentive Plan and determines awards to be made under such plan to the Company's executive officers and to other eligible individuals. It is currently expected that the Compensation Committee will review compensation programs for executive officers annually, commencing in 2000.

   With respect to 1999, virtually all of the compensation decisions for executive officers, including base salary and bonus levels and stock option awards for Mr. Jones, were made by ShopKo's compensation committee prior to the completion of the Company's initial public offering.

   Described below are the different forms of compensation, both short and long-term, that the Compensation Committee may consider in making future recommendations to the Board.

   Base Salary. The Compensation Committee intends to set (and periodically adjust) the base salaries of the Company's executive officers at levels designed to attract and retain highly qualified individuals. The Compensation Committee expects to review information on the compensation levels of comparable public companies and to consider that information together with the executives' and the Company's performance in determining salary levels.

   Bonus Compensation. Historically, the Company's executive officers have had an opportunity for annual bonuses. The Compensation Committee intends to set target performance levels for the Company's executive officers which would result in eligible executive officers receiving bonus payouts based on a percentage of base salary if the performance goals set by the Compensation Committee are met for that year.

   Equity Based Compensation. The Company adopted the 1999 Stock Incentive Plan in connection with the Company's initial public offering. The Compensation Committee expects that stock option grants will be the primary form of long-term incentive compensation for the Company's executive officers. The Compensation Committee believes stock options are an effective means of incenting senior management to increase the long-term value of the Company's Common Stock.

   In making compensation decisions, it is the Compensation Committee's current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                          The Compensation Committee:

         Dale P. Kramer, Chairman  Jeffrey C. Girard  Gregory H. Wolf

                               PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock for the period beginning on July 14, 1999 (the first day of trading of the Common Stock on the New York Stock Exchange) and ending on January 29, 2000 (the Company's fiscal year end), with the cumulative total return for the Russell 2000 Index and the cumulative total return for the Nasdaq Health Services Index, which has been selected as the Company's peer group. The comparison assumes $100 was invested on July 14, 1999 in the Company's Common Stock and in each of the comparison indexes, and assumes reinvestment of dividends.

                                       7-14-99        1-29-00
                                       -------        -------
Provantage Health Services, Inc.         $100            $50
Russell 2000                             $100            $91
Nasdaq Health Services                   $100            $74

                           RELATIONSHIP WITH SHOPKO

   The Company entered into a number of agreements with ShopKo in connection with the initial public offering of the Company's Common Stock. These agreements were entered into while the Company was a wholly-owned subsidiary of ShopKo, and, therefore, such agreements were not the result of arm's-length negotiations. As a result, there can be no assurance that each of these agreements, or the transactions provided for in these agreements, has been or will be effected on terms at least as favorable to the Company as could have been obtained from parties other than ShopKo.

   These agreements may be modified and additional agreements, arrangements and transactions may be entered into between the Company and ShopKo. Any such future modifications, agreements, arrangements and transactions will be determined through negotiation between the Company and ShopKo. With respect to additional material transactions between the Company and ShopKo, the Company's board of directors has established a policy that all such transactions will be submitted for review, approval and authorization to the Company's directors who are not affiliated with ShopKo.

   The following is a summary of the material features of certain agreements, arrangements and transactions between the Company and ShopKo. The summaries of each of the following agreements are qualified in their entirety by reference to the full text of such agreement, a copy of which has been filed with the SEC.

   Credit Agreement. The Company has entered into a credit agreement with ShopKo to provide the Company with a revolving line of credit which expires on January 31, 2001. Pursuant to the credit agreement, ShopKo has agreed, subject to certain conditions, to make advances to the Company on a revolving basis in an aggregate amount not to exceed $25.0 million. Borrowings under the credit agreement will bear interest at various market rates at the time of borrowing. The credit agreement provides for an annual commitment fee of 1/5 of one percent of the total commitment amount. The credit agreement is unsecured, and the Company may terminate the credit agreement at any time without penalty. The Company may at any time replace the credit agreement with borrowings from banks or other financial institutions or in the private or public markets. The credit agreement restricts the Company from borrowing funds from parties other than ShopKo without ShopKo's consent, and prohibits the Company from selling Common Stock unless ShopKo meets certain financial tests, pledging certain of the Company's assets and entering into agreements which restrict the Company's ability to pay dividends.

   Indemnification and Hold Harmless Agreement. The Company has entered into an indemnification and hold harmless agreement with ShopKo with respect to the allocation of responsibility for certain liabilities. In general, the indemnification agreement provides that the Company and ShopKo will each indemnify the other party and that party's directors, officers, employees and agents against certain liabilities arising from or based upon the operation of their own respective businesses prior to and following the Company's initial public offering, including, but not limited to, liabilities arising under securities, environmental and contract law.

   Tax Matters Agreement. The Company has entered into a tax matters agreement with ShopKo which provides that ShopKo will prepare all returns and, generally, have liability for all income taxes attributable to all tax periods ending on or before the Company's initial public offering. The Company has entered into an administrative services agreement, described below, pursuant to which ShopKo will continue to prepare tax returns for the Company, however, the Company has liability for all taxes for tax periods beginning after the Company's initial public offering. For tax periods which began before the Company's initial public offering but ended after the offering, ShopKo has liability for income taxes attributable to income allocable to the period ending with the offering and the Company has liability for the remainder. ShopKo determined the method for allocating income in the tax year in which the offering occurred. By law, the Company is liable for the entire federal income tax of ShopKo and other companies included in the consolidated return for all periods in which the Company is included in the consolidated group. In the tax matters agreement, however, ShopKo agrees to indemnify the Company against this liability except to the extent it relates to the Company and its subsidiaries, if any, after the offering. If the Company's employees exercise ShopKo stock options or otherwise receive compensation from ShopKo nonqualified plans after the offering, the tax matters agreement provides that the Company will reimburse ShopKo for the tax benefit, if any, that the Company receives from deducting compensation attributable thereto and the employer's share of any employment taxes arising in connection with such compensation which is paid by ShopKo.

   Administrative Services Agreement. The Company has entered into an administrative services agreement with ShopKo pursuant to which ShopKo will make available and provide certain administrative, support and consultation services to the Company, including employee benefits, payroll processing, insurance, tax compliance, treasury, and accounts payable processing. The administrative services agreement has an initial term which expires January 31, 2001, subject to automatic renewal for successive one-year terms. At any time during the term of the administrative services agreement, either party may terminate existing categories of services upon 120 days' prior written notice. ShopKo is obligated to provide the Company transition assistance, at the Company's request and expense, upon the termination of any service provided pursuant to the agreement.

   I.T. Support Agreement. Certain components of the Company's computer systems are located in ShopKo's corporate headquarters. The Company has entered into an I.T. support agreement with ShopKo pursuant to which ShopKo has agreed to provide the Company with:

  . access to ShopKo's computer facilities,

  . certain support services to be performed by ShopKo's systems personnel, and

  . the shared use of ancillary computer hardware and operating software.

   The I.T. support agreement has a term which expires on January 31, 2001. At any time during the term of the I.T. support agreement, either party may terminate existing categories of services upon 120 days' prior written notice. In addition, ShopKo has agreed to provide transition assistance to the Company if any services are terminated as a result of expiration or termination of the agreement or otherwise. The I.T. support agreement also contains confidentiality provisions relating to the Company's patient data and proprietary software.

   Lease Agreement. The Company has entered into a lease agreement whereby the Company leases its corporate headquarters from ShopKo. The lease agreement has a term of 15 years with four options to renew for five years each. The annual rental payments are $200,000. The Company has the option to purchase the building at fair market value or to increase the rental payments to fair market rates at such time as ShopKo ceases to beneficially own at least 51% of the Company's outstanding Common Stock.

   Registration Rights Agreement. The Company has entered into a registration rights agreement with ShopKo Holdings, Inc., a wholly-owned subsidiary of ShopKo, pursuant to which the Company has granted demand and "piggyback" registration rights to ShopKo Holdings and its affiliates, including ShopKo, with respect to shares of Common Stock owned by ShopKo Holdings and its affiliates, including ShopKo. Pursuant to the registration rights agreement, ShopKo Holdings has the right to require the Company to file up to three registration statements under the Securities Act, which may be increased by an unlimited number of registration statements if effected on Form S-3, covering ShopKo Holdings' shares. ShopKo Holdings also has the right, if the Company files a registration statement, to require the Company to include its shares in such registration statement. The Company's obligations under the registration rights agreement are subject to certain limitations relating to the minimum amount of Common Stock to be included in a registration statement, the timing of the exercise of registration rights and other similar matters. The Company has agreed to pay all costs and expenses relating to the exercise of ShopKo Holdings' registration rights, except for underwriting commissions and filing fees relating to the shares sold by ShopKo Holdings, any special or extraordinary auditing expenses, ShopKo Holdings' legal expenses and, in the case of demand registration rights, printing fees. The Company and ShopKo Holdings will each indemnify the other party for certain liabilities, including liabilities under the Securities Act, in connection with any registration under the registration rights agreement. The registration rights agreement will terminate when ShopKo Holdings or its affiliates owns less than 5% of the Company's outstanding Common Stock.

   Prior to July 19, 1999, general administrative and other expenses were allocated to the Company from ShopKo for the types of services described in the administrative services agreement and the information technology services agreement. The allocation for the last fiscal year was $0.5 million.

   In addition to the agreements described above, the Company has entered into various transactions with ShopKo in the ordinary course of business. The payments for these activities for the last fiscal year are as follows:

                                                                   Fiscal Year
                                                                      1999
                                                                  -------------
                                                                  (in millions)
      Company payment to ShopKo for prescription costs...........    $52.1
      Company purchase of pharmaceutical inventory from ShopKo...      0.3
      Company payment to ShopKo for administrative, audit and
       technology services after July 19, 1999...................      0.6
      Company payment to ShopKo for rent expense.................      0.1
      ShopKo payment to Company for claims processing............      2.6
      ShopKo payment to Company under indemnification agreement..      1.5
      ShopKo payment to Company for data warehouse product.......      0.35
      ShopKo payment to Company for portion of warrant sale
       proceeds..................................................      0.6

   The Company receives a benefit in the form of lower prices when purchasing various goods and services when such purchases are made through or in conjunction with ShopKo. Such benefits may not be available in all cases in the future.

   The Company used approximately $73,744,000 of the proceeds received in connection with the initial public offering of its Common Stock to repay a portion of a $115 million 5% demand promissory note issued to ShopKo. The demand promissory note was issued to ShopKo in connection with a reorganization of the Company's corporate structure. The unpaid balance of the demand promissory note was contributed to the Company by ShopKo as a capital contribution.

   Messrs. Kramer, Podany, Girard and Wolf are members of ShopKo's board of directors. Mr. Podany is also ShopKo's chairman of the board, president and chief executive officer.

                                    ITEM 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending February 3, 2001 and is seeking the ratification of their appointment by the stockholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

   Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 3, 2001 requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

               PROPOSALS OF STOCKHOLDERS FOR 2001 ANNUAL MEETING

   Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2001 Annual Meeting and any other stockholder proposed business to be brought before the 2001 Annual Meeting must be submitted to the Company not later than January 23, 2001. Such stockholder proposed nominations and other stockholder proposed business must be made in accordance with the Company's Amended and Restated By-Laws which provide, among other things, that stockholder proposed nominations and stockholder proposed business must be accompanied by certain information concerning the proposal and the stockholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, stockholder proposals for consideration at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices, N19 W24130 Riverwood Drive, Waukesha, Wisconsin 53188 on or before December 20, 2000. Proposals should be directed to Ms. Patricia A. Nussle, Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

   Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

   Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Patricia A. Nussle
                                          Secretary

Dated: April 19, 2000

--------------------------------------------------------------------------------



This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

            Please mark your votes as indicated in this example [X]

                            /\ Fold and detach here /\



------------------------------------------------------------------------------------------------------
--                                                                           --


--                                                                           --
1. Election of directors: 01 Jeffrey A. Jones 02 Terry R. Thompson            [_] FOR all    [_] WITHHELD from
                                                                                  nominees       all nominees
                                                                              __________________________________
(Instruction: To withhold authority to vote for any individual nominee,       |________________________________|
write that nominee's name in the space provided to the right.)                [_] For  [_] Against [_] Abstain

2. Ratification of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 3, 2001.

3. In their discretion, the Proxies are authorized to vote upon such other
   business as may properly come before the meeting.                          Dated: ____________________________, 2000
                                                                               _____________________________________
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CHOICE IS                         |_____________________________________|
SPECIFIED, PROXIES WILL BE VOTED FOR ALL ITEMS.                                            Signature(s)

Address Change? Mark Box [_]  [_] PLEASE CHECK THE BOX IF YOU ARE              Please sign, date, and return the proxy
Indicate changes below:           ATTENDING THE ANNUAL MEETING IN              card promptly using the enclosed
                                  PERSON. NUMBER OF                            envelope.
                                  SHAREHOLDERS ATTENDING:
                                                                               Please sign exactly as name appears
                                                                               hereon. When shares are held by joint
                                                                               tenants, both should sign. When signing
                                                                               as attorney, executor, administrator,
                                                                               trustee, or guardian, please give full
                                                                               title as such. If a corporation, please
                                                                               sign in full corporate name by President
                                                                               or other authorized officer. If a
                                                                               partnership, please sign in partnership
                                                                               name by authorized person.

--------------------------------------------------------------------------------






                                                      PROVANTAGE
                                                 HEALTH SERVICES, INC.

                                                    Annual Meeting
                                                          of
                                           ProVantage Health Services, Inc.
                                                     Stockholders

                                                 Tuesday, May 23, 2000
                                                      10:00 a.m.

                                                Radisson Inn--Green Bay
                                                  2040 Airport Drive
                                              Green Bay, Wisconsin 54313

                                        ---------------------------------------

                                                        Agenda

                                        . Elect two directors to serve until
                                          2003.
                                        . Ratify the appointment of Deloitte &
                                          Touche LLP to audit the financial
                                          statements of the Company for the
                                          fiscal year ending February 3, 2001.
                                        . Transact such other business as may
                                          properly come before the meeting.

                                        ---------------------------------------


                           \/ Fold and detach here \/
--------------------------------------------------------------------------------
PROVANTAGE HEALTH SERVICES, INC.                                         proxy
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey A. Jones and Patricia A. Nussle proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ProVantage Health Services, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 23, 2000 or any adjournment thereof.




       (Continued, and to be marked, dated and signed, on the other side)